UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 1, 2011

Affirmative Insurance Holdings, Inc.

(Exact name of Registrant as Specified in its Charter)

Delaware	000-50795	75-2770432
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4450 Sojourn Drive, Suite 500, Addison, Texas	75001
(Address of principal executive offices)	Zip Code

Registrant’s telephone, including area code: (972) 728-6300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

As reported by Affirmative Insurance Holdings, Inc. (the “Registrant”) on a Form 8-K filed with the Commission on October 26, 2011 (File No. 000-50795), on October 20, 2011, the Registrant received written notice from the Listing Qualifications department of the NASDAQ Stock Market that the Registrant did not satisfy a rule for continued listing (specifically, NASDAQ Listing Rule 5605(c)(2)) as a result of the resignation of J. Christopher Teets as a director of the Registrant effective September 27, 2011. Among other things, NASDAQ Listing Rule 5605(c)(2) requires listed issuers such as the Registrant to maintain an Audit Committee consisting of no fewer than three (3) independent directors at all times. Mr. Teets had been one of three (3) independent directors on the Registrant’s Audit Committee at the time of his resignation.

At a regularly-scheduled meeting of the Registrant’s Board of Directors held on November 17, 2011, a resolution to appoint director Robert T. Williams to the Registrant’s Audit Committee was presented to the Board for consideration. After diligent review and consideration of Mr. William’s qualifications and a finding by each Board member that Mr. Williams satisfies the standards for independence of Audit Committee members under the NASDAQ Marketplace Rules and Regulations, the Board voted unanimously to appoint Mr. Williams to the Registrant’s Audit Committee. On November 30, 2011, the Registrant notified NASDAQ’s Listing Qualifications department of Mr. Williams’ appointment within the cure period allowed under NASDAQ Listing Rule 5605(c)(4).

On December 1, 2011, NASDAQ’s Listing Qualifications department notified the Registrant of its determination that the Registrant now complies with NASDAQ Listing Rule 5605(c)(2) and that it considers this matter closed.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

AFFIRMATIVE INSURANCE HOLDINGS, INC.

Date: December 5, 2011	By:	/s/ Joseph G. Fisher
	Name:	Joseph G. Fisher
	Title:	Executive Vice President and General Counsel